Exhibit 99.1
Enphase Energy Reports Financial Results for the Fourth Quarter of 2025
FREMONT, Calif., Feb. 3, 2026 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company, announced today financial results for the fourth quarter of 2025, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $343.3 million in the fourth quarter of 2025, along with 46.1% for non-GAAP gross margin. We shipped approximately 1.55 million microinverters, or 682.6 megawatts DC, and 150.1 megawatt hours (MWh) of IQ® Batteries.
Highlights for the fourth quarter of 2025 are listed below:
•Revenue of $343.3 million
•GAAP gross margin of 44.3% and non-GAAP gross margin of 46.1%, including 5.1% of tariff impact
•GAAP operating income of $22.4 million; non-GAAP operating income of $79.4 million
•GAAP net income of $38.7 million; non-GAAP net income of $93.4 million
•GAAP diluted earnings per share of $0.29; non-GAAP diluted earnings per share of $0.71
•Free cash flow of $37.8 million; ending cash, cash equivalents and marketable securities of $1.51 billion
•Shipped 1.31 million microinverters and 51.1 MWh of IQ Batteries from Texas and South Carolina facilities
•Shipped IQ9N-3P™ commercial microinverters built on Enphase’s GaN-based power conversion architecture
•IQ® Meter Collar approved by 52 U.S. utilities, serving approximately 30 million customer accounts

Our revenue and earnings for the fourth quarter of 2025 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q4 2025	Q3 2025	Q4 2024	Q4 2025	Q3 2025	Q4 2024
Revenue	$343,321	$410,427	$382,713	$343,321	$410,427	$382,713
Gross margin	44.3%	47.8%	51.8%	46.1%	49.2%	53.2%
Operating expenses	$129,593	$130,080	$143,489	$78,776	$78,538	$83,322
Operating income	$22,438	$66,159	$54,804	$79,372	$123,402	$120,434
Net income	$38,713	$66,638	$62,160	$93,428	$117,300	$125,862
Basic EPS	$0.30	$0.51	$0.46	$0.71	$0.90	$0.94
Diluted EPS	$0.29	$0.50	$0.45	$0.71	$0.90	$0.94
Our revenue and earnings for the fiscal year 2025 are provided below, compared with the prior year:
(In thousands, except per share and percentage data)

	GAAP		Non-GAAP
	FY 2025	FY 2024	FY 2025	FY 2024
Revenue	$1,472,985	$1,330,383	$1,472,985	$1,330,383
Gross margin	46.6%	47.3%	48.2%	48.8%
Operating expenses	$529,478	$551,846	$314,517	$329,227
Operating income	$157,526	$77,292	$396,024	$321,919
Net income	$172,133	$102,658	$389,840	$321,044
Basic EPS	$1.31	$0.76	$2.97	$2.37
Diluted EPS	$1.29	$0.75	$2.96	$2.37
Total revenue for the fourth quarter of 2025 was $343.3 million, compared to $410.4 million in the third quarter of 2025. Our revenue in the fourth quarter included $20.3 million of safe harbor revenue, compared to $70.9 million of safe harbor revenue in the third quarter. Our revenue in the United States for the fourth quarter decreased approximately 13%, compared to the third quarter, primarily due to the lower safe harbor and storage revenue. Our revenue in Europe for the fourth quarter decreased approximately 29%, compared to the third quarter. The decline was a result of further softening in European demand.
The sell-through demand for our products in the United States increased 21% in the fourth quarter of 2025, compared to the third quarter of 2025, and was at our highest level in more than two years. This was driven by increased solar and battery installations ahead of the Section 25D tax credit expiration, which allowed us to reduce inventory in the channel to healthy levels exiting the fourth quarter.
Our non-GAAP gross margin was 46.1% in the fourth quarter of 2025, compared to 49.2% in the third quarter of 2025. The reciprocal tariffs had a negative impact of 5.1 percentage points on margins in the fourth quarter, compared to approximately 4.9 percentage points on margins in the third quarter.
Our non-GAAP operating expenses were $78.8 million in the fourth quarter of 2025, compared to $78.5 million in the third quarter of 2025. Our non-GAAP operating income was $79.4 million in the fourth quarter, compared to $123.4 million in the third quarter.
We exited the fourth quarter of 2025 with $1.51 billion in cash, cash equivalents and marketable securities and generated $47.6 million in cash flow from operations. Our capital expenditures were $9.7 million in the fourth quarter, compared to $8.0 million in the third quarter.
In the fourth quarter of 2025, as part of our anti-dilution plan, we spent approximately $1.4 million by withholding shares to cover taxes for employee stock vesting that reduced the diluted shares by 41,767 shares. There were no repurchases of common stock in the fourth quarter. We have $268.7 million remaining under our current share repurchase authorization.
During the fourth quarter of 2025, we shipped approximately 1.31 million microinverters from our U.S. manufacturing facilities that we booked for 45X production tax credits, along with 51.1 MWh of IQ Batteries, supporting domestic content requirements. We shipped a total of 150.1 MWh of IQ Batteries in the fourth quarter of 2025, compared to 195.0 MWh in the third quarter. More than 22,000 installers worldwide are certified to install our IQ Batteries, compared to more than 19,500 installers worldwide in the third quarter.
In December of 2025, we began shipping our U.S.-manufactured IQ9N-3P commercial microinverter and IQ® EV Charger 2 across the United States. The IQ9N-3P microinverter helps eligible commercial projects meet domestic content and Foreign Entity of Concern (FEOC) requirements and is our first GaN-based microinverter for three-phase 480Y/277 V (wye) grids. The IQ EV Charger 2, our most advanced residential charger, works with Enphase solar and battery systems or as a standalone charger and is also available in Europe, Australia, Canada, and New Zealand.
During the fourth quarter of 2025, we launched PowerMatch™, a software-enabled technology that dynamically matches the IQ® Battery output to real-time home demand, increasing usable energy, extending battery life, and improving performance by up to 40%. Unlike hybrid systems that push all power through a single large inverter, PowerMatch activates only the microinverters needed, reducing losses at low loads, so customers get more usable energy from the same battery capacity.

BUSINESS HIGHLIGHTS
On Feb. 2, 2026, Enphase Energy shared an update on the global progress and broad compatibility of its IQ® Bidirectional EV Charger.
On Jan. 27, 2026, Enphase Energy shared feedback from firefighters who participated in Solar and Fire Education (SAFE)training programs focused on modern solar system design and emergency response considerations.
On Jan. 12, 2026, Enphase Energy announced that it started shipping its GaN-based IQ9N-3P Commercial Microinverter across the United States in late December 2025.
On Dec. 16, 2025, Enphase Energy announced a newly expanded safe harbor agreement, projected to generate approximately $55 million in revenue across the fourth quarter of 2025 and the first quarter of 2026, with a leading solar financing company that offers leases and power purchase agreements (PPAs) to homeowners.
On Dec. 3, 2025, Enphase Energy announced the first production shipments of its next-generation IQ EV Charger 2 to customers across the United States.
On Dec. 2, 2025, Enphase Energy announced the launch in Europe of PowerMatch technology, which intelligently adjusts IQ Battery output to match a home’s real-time power needs, delivering more usable energy, longer battery life, and greater long-term savings.
On Nov. 20, 2025, Enphase Energy announced a new safe harbor agreement, projected to generate nearly $68 million in revenue over the course of approximately 12-24 months beginning in 2026, with a leading solar and battery financing company that offers leases and PPAs to homeowners.
On Nov. 17, 2025, Enphase Energy announced an expanded number of utilities have approved the Enphase IQ Meter Collar for behind-the-meter installation, including Pacific Gas and Electric Company (PG&E) and San Diego Gas & Electric.
On Nov. 12, 2025, Enphase Energy announced a new partnership with Green Mountain Power (GMP) in Vermont to launch innovations benefitting customers through technology and grid transformation.
On Nov. 6, 2025, Enphase Energy announced that its IQ8™ Microinverters have been selected for gas station solar projects around the world, helping businesses deploy clean, reliable energy in some of the most safety-critical commercial environments.
On Nov. 4, 2025, Enphase Energy announced that its IQ Battery systems are now eligible for San Diego Community Power’s (Community Power) Solar Battery Savings program.
FIRST QUARTER 2026 FINANCIAL OUTLOOK
For the first quarter of 2026, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $270.0 million to $300.0 million, which includes shipments of 100 to 120 MWh of IQ Batteries. This outlook includes approximately $35.0 million of safe harbor shipments.
•GAAP gross margin to be within a range of 40.0% to 43.0%, including approximately five percentage points of reciprocal tariff impact.
•Non-GAAP gross margin to be within a range of 42.0% to 45.0%, including approximately five percentage points of reciprocal tariff impact. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization.
•GAAP operating expenses to be within a range of $137.0 million to $141.0 million.
•Non-GAAP operating expenses to be within a range of $77.0 million to $81.0 million, excluding $60.0 million estimated for stock-based compensation expense, acquisition related expenses and amortization, restructuring and asset impairment charges.

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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related amortization. This item represents amortization of acquired intangible assets, which is a non-cash expense. Acquisition related amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs, accelerated stock-based compensation expense and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.

Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its fourth quarter 2025 results and first quarter 2026 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 669-9658; replay access code 5131981, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its first quarter of 2026 financial outlook, including revenue, shipments of IQ Batteries by MWh, gross margin, and operating expenses; the ability of Enphase Energy’s IQ9N-3P Commercial Microinverter to meet domestic content and FEOC requirements; and the capabilities, advantages, features, and performance of Enphase Energy’s technology and products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 86.4 million microinverters, and more than 5.1 million Enphase-based systems have been deployed in over 160 countries. For more information, visit https://enphase.com.
© 2026 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net revenues	$343,321	$410,427	$382,713	$1,472,985	$1,330,383
Cost of revenues	191,290	214,188	184,420	785,981	701,245
Gross profit	152,031	196,239	198,293	687,004	629,138
Operating expenses:
Research and development	46,214	47,266	50,390	189,075	201,315
Sales and marketing	49,420	48,429	51,799	197,505	206,552
General and administrative	34,599	33,098	31,901	135,767	130,825
Restructuring and asset impairment charges	(640)	1,287	9,399	7,131	13,154
Total operating expenses	129,593	130,080	143,489	529,478	551,846
Income from operations	22,438	66,159	54,804	157,526	77,292
Other income, net
Interest income	15,350	15,429	18,417	62,722	77,306
Interest expense	(829)	(830)	(2,252)	(4,521)	(8,905)
Other income (expense), net	1,738	(3,739)	(1,270)	(10,913)	(25,534)
Total other income, net	16,259	10,860	14,895	47,288	42,867
Income before income taxes	38,697	77,019	69,699	204,814	120,159
Income tax benefit (provision)	16	(10,381)	(7,539)	(32,681)	(17,501)
Net income	$38,713	$66,638	$62,160	$172,133	$102,658
Net income per share:
Basic	$0.30	$0.51	$0.46	$1.31	$0.76
Diluted	$0.29	$0.50	$0.45	$1.29	$0.75
Shares used in per share calculation:
Basic	130,967	130,797	133,815	131,162	135,167
Diluted	133,461	132,995	138,128	134,886	140,004

ENPHASE ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$474,318	$369,110
Restricted cash	—	95,006
Marketable securities	1,038,536	1,253,480
Accounts receivable, net	229,881	223,749
Inventory	288,047	165,004
Prepaid expenses and other assets	576,078	220,735
Total current assets	2,606,860	2,327,084
Property and equipment, net	136,804	147,514
Intangible assets, net	22,288	42,398
Goodwill	214,760	211,571
Other assets	222,677	205,542
Deferred tax assets, net	306,403	315,567
Total assets	$3,509,792	$3,249,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$203,039	$90,032
Accrued liabilities	217,366	196,887
Deferred revenues, current	180,524	237,225
Warranty obligations, current	29,038	34,656
Debt, current	632,183	101,291
Total current liabilities	1,262,150	660,091
Long-term liabilities:
Deferred revenues, non-current	337,923	341,982
Warranty obligations, non-current	185,005	158,233
Other liabilities	65,497	55,265
Debt, non-current	572,194	1,201,089
Total liabilities	2,422,769	2,416,660
Total stockholders’ equity	1,087,023	833,016
Total liabilities and stockholders’ equity	$3,509,792	$3,249,676

ENPHASE ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net income	$38,713	$66,638	$62,160	$172,133	$102,658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,427	20,218	20,665	80,645	81,389
Amortization (accretion) of investments purchased at a premium (discount)	(466)	(765)	(7,490)	1,047	(8,599)
Provision for (recovery of) credit losses	(288)	(30)	2,206	(126)	6,677
Asset impairment	1,549	—	4,702	3,114	28,843
Benefit from lease termination	(1,280)	—	—	(1,280)	—
Non-cash interest expense	828	829	2,188	4,164	8,650
Change in fair value of debt securities	(2,752)	3,174	(3,697)	9,563	(1,967)
Stock-based compensation	53,092	51,469	51,830	214,090	211,360
Deferred income taxes	(1,054)	(1,826)	(30,675)	6,083	(58,319)
Changes in operating assets and liabilities:
Accounts receivable	51,379	(57,980)	2,684	3,840	211,640
Inventory	(99,395)	(15,636)	(6,167)	(123,043)	48,591
Prepaid expenses and other assets	(100,414)	(78,330)	(16,487)	(318,558)	(134,343)
Accounts payable, accrued and other liabilities	22,205	25,494	(27,396)	139,143	(85,536)
Warranty obligations	3,902	4,055	8,657	21,154	3,802
Deferred revenues	61,133	(3,392)	104,112	(75,429)	98,847
Net cash provided by operating activities	47,579	13,918	167,292	136,540	513,693
Cash flows from investing activities:
Purchases of property and equipment	(9,740)	(8,032)	(8,064)	(40,639)	(33,604)
Investment in debt securities	—	(6,300)	—	(6,300)	—
Investment in equity of private company	(5,000)	—	—	(5,000)	—
Investment in tax equity fund	—	(1,408)	—	(9,752)	—
Issuances of loan receivables	—	(48,500)	—	(48,500)	—
Purchases of marketable securities	(143,405)	(116,236)	(93,138)	(744,773)	(1,184,649)
Maturities and sales of marketable securities	181,657	201,881	351,843	961,756	1,346,520
Net cash provided by investing activities	23,512	21,405	250,641	106,792	128,267
Cash flows from financing activities:

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Settlement of Notes due 2025	—	—	—	(102,168)	(7)
Repurchases of common stock	—	—	(199,666)	(129,957)	(391,364)
Payment of excise tax on net stock repurchases	—	—	(2,773)	—	(2,773)
Proceeds from issuances of common stock under employee equity plans	3,158	—	4,719	8,527	12,688
Payments of withholding taxes related to net share settlement of equity awards	(1,373)	(1,679)	(5,012)	(18,026)	(78,813)
Net cash provided by (used in) financing activities	1,785	(1,679)	(202,732)	(241,624)	(460,269)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(438)	(2,300)	(7,410)	8,494	(6,323)
Net increase in cash, cash equivalents and restricted cash	72,438	31,344	207,791	10,202	175,368
Cash, cash equivalents and restricted cash — Beginning of period	401,880	370,536	256,325	464,116	288,748
Cash, cash equivalents and restricted cash — End of period	$474,318	$401,880	$464,116	$474,318	$464,116

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Gross profit (GAAP)	$152,031	$196,239	$198,293	$687,004	$629,138
Stock-based compensation	4,523	4,105	3,678	17,178	14,538
Acquisition related amortization	1,593	1,596	1,784	6,359	7,469
Gross profit (Non-GAAP)	$158,147	$201,940	$203,755	$710,541	$651,145

Gross margin (GAAP)	44.3%	47.8%	51.8%	46.6%	47.3%
Stock-based compensation	1.3	1.0	0.9	1.2	1.0
Acquisition related amortization	0.5	0.4	0.5	0.4	0.6
Gross margin (Non-GAAP)	46.1%	49.2%	53.2%	48.2%	48.8%

Operating expenses (GAAP)	$129,593	$130,080	$143,489	$529,478	$551,846
Stock-based compensation (1)	(48,568)	(47,364)	(47,884)	(196,323)	(196,554)
Acquisition related amortization	(2,889)	(2,891)	(2,884)	(11,507)	(12,911)
Restructuring and asset impairment charges (1)	640	(1,287)	(9,399)	(7,131)	(13,154)
Operating expenses (Non-GAAP)	$78,776	$78,538	$83,322	$314,517	$329,227

(1) Includes stock-based compensation as follows:
Research and development	$20,221	$20,488	$20,951	$82,837	$85,501
Sales and marketing	15,690	14,493	15,893	63,236	65,092
General and administrative	12,658	12,383	11,041	50,251	45,962
Restructuring and asset impairment charges	—	—	267	588	267
Total	$48,569	$47,364	$48,152	$196,912	$196,822

Income from operations (GAAP)	$22,438	$66,159	$54,804	$157,526	$77,292
Stock-based compensation	53,092	51,469	51,563	213,502	211,093
Acquisition related amortization	4,482	4,487	4,668	17,866	20,380
Restructuring and asset impairment charges	(640)	1,287	9,399	7,131	13,154
Income from operations (Non-GAAP)	$79,372	$123,402	$120,434	$396,024	$321,919

Net income (GAAP)	$38,713	$66,638	$62,160	$172,133	$102,658
Stock-based compensation	53,092	51,469	51,563	213,502	211,093
Acquisition related amortization	4,482	4,487	4,668	17,866	20,380
Restructuring and asset impairment charges	(640)	1,287	9,399	7,131	13,154
Non-cash interest expense	828	829	2,188	4,164	8,650
Non-GAAP income tax adjustment	(3,047)	(7,410)	(4,116)	(24,955)	(34,891)
Net income (Non-GAAP)	$93,428	$117,300	$125,862	$389,840	$321,044

Net income per share, basic (GAAP)	$0.30	$0.51	$0.46	$1.31	$0.76
Stock-based compensation	0.41	0.39	0.39	1.63	1.56
Acquisition related amortization	0.02	0.03	0.03	0.14	0.15
Restructuring and asset impairment charges	—	0.01	0.07	0.05	0.10
Non-cash interest expense	0.01	0.01	0.02	0.03	0.06
Non-GAAP income tax adjustment	(0.03)	(0.05)	(0.03)	(0.19)	(0.26)
Net income per share, basic (Non-GAAP)	$0.71	$0.90	$0.94	$2.97	$2.37

Shares used in basic per share calculation GAAP and Non-GAAP	130,967	130,797	133,815	131,162	135,167

Net income per share, diluted (GAAP)	$0.29	$0.50	$0.45	$1.29	$0.75
Stock-based compensation	0.40	0.39	0.39	1.62	1.56
Acquisition related amortization	0.03	0.04	0.04	0.14	0.15
Restructuring and asset impairment charges	—	0.01	0.07	0.05	0.10
Non-cash interest expense	0.01	0.01	0.02	0.04	0.06
Non-GAAP income tax adjustment	(0.02)	(0.05)	(0.03)	(0.18)	(0.26)
Net income per share, diluted (Non-GAAP)	$0.71	$0.90	$0.94	$2.96	$2.37

Shares used in diluted per share calculation GAAP	133,461	132,995	138,128	134,886	140,004
Shares used in diluted per share calculation Non-GAAP	131,443	130,977	134,053	131,515	135,641

Net cash provided by operating activities (GAAP)	$47,579	$13,918	$167,292	$136,540	$513,693
Purchases of property and equipment	(9,740)	(8,032)	(8,064)	(40,639)	(33,604)
Free cash flow (Non-GAAP)	$37,839	$5,886	$159,228	$95,901	$480,089